Exhibit 4.15



         AMENDMENT dated as of September 30, 1998, to the American Disposal Services, Inc. Amended and Restated 1996 Stock Option Plan (the "Plan").

         I. Section 4.2(d) of the Plan is hereby amended by adding a new sentence at the end thereof to read as follows:

                  "Notwithstanding anything in this Section 4.2(d) to the contrary, in the event of an Extraordinary Transaction in which the other party to the transaction (or, in the case of a transaction involving the issuance of securities to the holders of Common Stock, the issuer of such securities) agrees to assume the Plan, (i) all outstanding stock options shall vest 30 days prior to the date of consummation of the Extraordinary Transaction and (ii) all outstanding stock options shall not terminate upon the consummation of the Extraordinary Transaction but shall survive such consummation in accordance with their terms (including the accelerated vesting provided in clause (i) of this sentence), except that, upon consummation of the Extraordinary Transaction, an option shall be exercisable only into the securities (and/or other property or consideration) to which a holder of the number of shares of Common Stock deliverable upon exercise of the option immediately prior to consummation of the Extraordinary Transaction would have been entitled upon such Extraordinary Transaction (subject to adjustments under this Plan for events occurring after the consummation of the Extraordinary Transaction in relation to any securities or other property thereafter deliverable upon exercise of the option). (Without limiting the foregoing, in the case of a merger transaction in which each share of Common Stock is converted into a specified number (the "Exchange Ratio") of shares of common stock of another Company, then after assumption of the Plan by such other company, following the merger each option shall be exercisable only for the number of shares of common stock of such company equal to the product of the Exchange Ratio and the number of shares of Common Stock issuable upon exercise of the option immediately prior to consummation of the merger and the exercise price per share thereafter shall be the exercise price per share in effect immediately prior to the consummation of the merger divided by the Exchange Ratio, in each case subject to appropriate adjustment for changes in such stock following the consummation of the merger as contemplated by the provisions of this Plan.)